UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 8, 2018

OWC Pharmaceutical Research Corp.

(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-54856

Delaware	98-0573566
(State of Incorporation)	(I.R.S. Employer Identification No.)

2 Ben Gurion Street, Ramat Gan, Israel	4514760
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: 972 (0) 3-758-2657

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

OWC Pharmaceutical Research Corp. (the “Registrant”) is filing this Form 8-K to report the resignation of Mr. Jeffrey Friedland (“Mr. Friedland”) as a member of the Registrant’s Advisory Board, effective immediately. A copy of Mr. Friedland’s letter of resignation is attached as exhibit 17.5 to this Form 8-K.

The Registrant has been made aware of the fact that the United States Securities and Exchange Commission (the “SEC”) has commenced a civil injunctive action against Mr. Friedland and two related entities (the “Friedland Defendants”) by the filing of a complaint in the United States District Court for the District of Colorado. The SEC alleges in the complaint that the Friedland Defendants “engaged in a nearly $7 million securities fraud scheme to conceal the nature of [Mr. Friedland’s] interest in . . . OWC Pharmaceutical Research Corp. (“OWC”) to allow him to unload his considerable holdings in OWC stock into the marked that he helped to artificially inflate.”

The Registrant has not been named as a party to the pending SEC action nor is the Registrant alleged to have been a party to nor had any knowledge of the purported scheme by the Friedland Defendants.

The Registrant is aware that Mr. Friedland, through one of his entities, was an early investor in the Registrant, having purchase more than 1.3 million shares of the Registrant’s common stock in 2014 in a private placement. In addition, in February 2016, Mr. Friedland was issued an additional 5.1 million shares through another of his entities (both of which are Friedland Defendants) as compensation for a two-year consulting agreement with the Registrant which agreement expired by its terms in February 2018.

The Registrant did not receive any of the proceeds from the sale by the Friedland Defendants of the OWC shares nor did the Registrant benefit by the alleged scheme by the Friedland Defendants. The registrant with its legal advisors continues to consider additional actions if and so required.

Item 9.01 Financial Statements and Exhibits.

(a) The following documents are filed as exhibits to this report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
17.5	Letter of Resignation of Jeffrey Friedland dated March 5, 2018, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWC Pharmaceutical Research Corp.

By:	/s/ Mordechai Bignitz
Name:	Mordechai Bignitz
Title:	Chief Executive Officer

Date: March 8, 2018